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                                  EXHIBIT 24.1
                      CONSENTS OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this registration statement of Homestake Mining Company on Form S-4 of our report dated 8 February 1995, on our audits of the consolidated financial statements and financial statement schedules of Homestake Mining Company as of 31 December 1994 and 1993 and for the years ended 31 December 1994, 1993 and 1992, as appearing in and incorporated by reference in the Annual Report on Form 10-K of Homestake Mining Company for the year ended 31 December 1994.


We also consent to the use of our report dated 14 September 1995, on our examination of the pro forma condensed consolidated statement of operations for the year ended 31 December 1994 and our report dated 18 October 1995 on our examination of the forecasted condensed statements of consolidated operations and cash flows of Homestake Mining Company for the six months ending 31 December 1995 and the year ending 31 December 1996, and the use of our name, and the references to our firm appearing under the heading Independent Accountants and in Clauses 4.1 and 4.2 in the Part A statement of the registration statement. It should be noted that, as indicated in our examination report in Clause 4.2 of the Part A statement of the registration statement, we have no responsibility, under the standards for an examination of a financial forecast established by the American Institute of Certified Public Accountants, to update our report for events and circumstances occurring after the date of the report, and consequently we have not updated our report.


                                          Coopers & Lybrand L.L.P.
San Francisco, California

18 October 1995


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